Exhibit 5.1

February 28, 2018

XTL Biopharmaceuticals Ltd.

5 Badner St.

Ramat Gan 5218102

Israel.

Dear Sir and Madam:

We have acted as Israeli counsel to XTL Biopharmaceuticals Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1(the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of the offering for resale by the selling shareholders therein of up to an aggregate to 385,000,000 ordinary shares, par value NIS 0.1 per share of the Company (the “Ordinary Shares”) consisting of (i) 140,000,000 Ordinary Shares represented by 1,400,000 unregistered ADSs originally issued to investors in a private placement in March 2017 (the “March 2017 Ordinary Shares”); (ii) 140,000,000 Ordinary Shares (the “March 2017 Warrant Shares”) represented by 1,400,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in March 2017 (the “March 2017 Warrants”); (iii) 100,000,000 Ordinary Shares (the “February 2017 Warrant Shares”) represented by 1,000,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in February 2017 (the “February 2017 Warrants”) and (iv) 5,000,000 Ordinary Shares (the “Placement Agent Warrant Shares”) represented by 50,000 ADSs issuable upon exercise of warrants issued to the placement agent and its affiliates in connection with the February 2017 private placement (the “Placement Agent Warrants”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumption, limitation and qualifications set forth herein, we are of the opinion that the March 2017 Ordinary Shares are duly authorized, legally issued, fully paid and non-assessable, and that the March 2017 Warrant Shares, the February 2017 Warrant Shares and the Placement Agent Warrant Shares underlying the March 2017 Warrants, the February 2017 Warrants and the Placement Agent Warrants, respectively, when paid up for and issued pursuant to the terms of the applicable warrants, will be dully authorized, legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Doron, Tikotzky, Kantor, Gutman & Gross

Doron, Tikotzky, Kantor, Gutman & Gross